EXHIBIT H



SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-       :         )

Allegheny Power System, Inc.
Notice Requesting Authority For AYP Capital, Inc. To Form A Limited Partnership With Advent International Limited Partnership To Engage In Preliminary Development Activities In Connection With New Technologies Closely Related To The Core Business Of Allegheny Power System, Inc.


            Allegheny Power System, Inc. ("APS"), 12 E. 49th Street, New York, New York, 10017, a registered holding company and AYP Capital, Inc. ("AYP Capital") 12 E. 49th Street, New York, New York, 10017, a nonutility subsidiary of APS have filed an Application or Declaration pursuant to Sections 6(a), 7, 9(a), 10, 11(b), 12 of the Public Utility Holding Company Act of 1935 (the "Act") and Rules 23 and 45 thereunder.

            AYP Capital is a wholly-owned nonutility subsidiary company of APS. APS, through its three electric utility subsidiaries, Monongahela Power Company, The Potomac Edison Company and West Penn Power Company (collectively, the "Operating Companies") provides retail and wholesale electric service throughout parts of Maryland, Ohio, Pennsylvania, Virginia and West Virginia. By order dated July 14, 1994 (Holding Company Act Release No. 26085), the Commission authorized APS to form AYP Capital and to invest therein up to $500,000 to explore investment opportunities in companies in the area of emerging technologies related to the core utility business of APS. See also HCAR No. 26229 and 26401.

            Restructuring of the electric utility industry has begun. Beginning with the passage of the Energy Policy Act of 1992 and continuing through the recent rulemaking initiative by the Federal Energy Regulatory Commission ("FERC") in its Mega NOPR concerning open access to transmission, today's utility environment has changed drastically. (Docket No. RM95-8-000.) APS is making every effort to keep pace with these changes within the parameters of the Energy Policy Act and the Public Utility Holding Company Act of 1935. By this filing APS, which has a capitalization of $5 billion, is requesting authority to invest up to $15 million in new technology companies through a limited partnership and up to $5 million to fund preliminary development activities. APS is looking to capitalize on the economics, efficiencies, and investment and technological expertise of this limited partnership to encourage new technologies, products and services that will advance APS' core business. These transactions may allow AYP Capital and APS to pursue and develop new opportunities that will strengthen the long-term competitiveness and profitability of APS. The business opportunities which are pursued by AYP Capital will be closely related to the core utility business of APS.
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            AYP Capital now proposes (i) to invest up to $5 million to engage in preliminary development activities in connection with new technologies that are closely related to the core utility business of APS, and (ii) to invest up to $15 million to acquire an interest as a limited partner ("Limited Partner") in a Delaware limited partnership to be formed (the "Partnership"). AYP Capital proposes to invest in the Partnership from time to time through the end of the initial term of the Partnership, as such initial term may be extended pursuant to the terms of the Limited Partnership Agreement (the "Agreement") to a date not later than two years following the initial term, in accordance with calls by the general partner of the Partnership on AYP Capital's commitment.


            AYP Capital will acquire all of the limited partnership interests. (See Georgia Power Company Release No. 35-25949 wherein Georgia Power was authorized to invest up to $5 million to acquire all of the limited partnership units of a Delaware limited partnership to be formed.) The sole general partner of the Partnership (the "General Partner") will be Advent International Corporation ("AIC"). AIC is a leading venture capital investment firm having a staff of more than 50 professionals and over $1 billion in capital under management. AIC has had extensive experience managing other technology oriented investments in the energy and environmental sectors.

            APS proposes to provide any funds needed by AYP Capital in order to engage in the aforementioned preliminary development activities and to acquire the interests in the Partnership. APS will obtain such funds from sales of common stock, from borrowings and/or commercial paper sales, and from internally generated funds, chiefly dividends from subsidiaries.

            The Partnership is being formed to invest in companies (each a "Portfolio Company") that are developing new technologies, products or services related to APS' core business operations. This type of investment was encouraged by the SEC when it authorized nonutility subsidiaries of APS, American Electric Power Company, Inc., General Public Utilities Corporation and The Southern Company to invest in EnviroTech Investment Fund I Limited Partnership ("EnviroTech Partnership"). The SEC also permitted the EnviroTech Partnership, in selecting suitable investments, to focus on the following technology sectors, among others: alternate and renewable energy technologies, environmental and waste treatment technologies and services, energy efficiency technologies, process and services, electrotechnologies used in the reduction of medical waste, technologies and processes promoting alternative energy for transportation, and other technologies relating to improving the generation, transmission and delivery of electricity. See Release Nos. 35-26225, 35-26222, 35-26230 and 35-26240. The Investment Charter for the Partnership has likewise selected technology, product and service areas for investment that are relevant to APS's core business and the energy industry as a whole. (See Appendix B to Exhibit A herein).

            Specifically, a key objective of the Partnership will be to make investments that will facilitate the timely development of new products and services that focus on improving APS' core business operations through
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technological advancements; help utilities and their customers handle waste by-products more effectively or produce or manufacture goods or services more cost effectively; improve the efficiency of the production, storage, transmission, and delivery of energy; and provide APS with attractive opportunities relating to the evolving utility business climate which meet the above objectives. AYP Capital also believes that investing through this Partnership will greatly enhance APS' continuing research and development efforts to promote energy-related technological advancements.

            In selecting suitable investments, the Partnership will focus on the following technology sectors, among others: alternate and renewable energy technologies, including photovoltaic, biomass, and wind power technologies; environmental and waste treatment technologies and services, including electrotechnologies used in waste and water treatment and waste management, waste reduction and recycling/recovery; energy efficiency technologies, processes and services, including heating, ventilation and air conditioning equipment, induction heating technologies, high efficiency lighting technologies, energy conservation storage and delivery technology, and motor efficiency technologies; conservation, load management, and demand-side management technologies, systems and services; electrotechnologies used in the reduction of medical waste, including plasma, pyrolysis and microwave processing; technologies and processes promoting alternative energy for transportation, including electric-powered vehicles and related components, such as fuel cells; advanced computer hardware and software for use in the generation, transmission and distribution (or planning therefor) of electricity (including artificial intelligence/neural net systems and components); power-related electronic systems, control systems and components; electric automation systems and components, including instrumentation, sensors, robotics and inspection techniques; and other technologies related to improving the generation, transmission and delivery of electricity, including automated meter reading, distribution transformers, thyristor technologies, active noise cancellation, energy storage systems and interactive energy management systems.

            The Partnership will invest in companies at all stages of development from start-up companies (companies that are in formation or are developing their first products or services and are not yet profitable) to later stage companies (which are typically well established and profitable though still not publicly traded) to diversify the portfolio while achieving the best match of environmental and economic results.

            The Partnership will provide AYP Capital with a range of nonfinancial benefits in addition to generating an attractive financial return on investment. Whenever appropriate, the General Partner will facilitate interactions between the Limited Partner and the Partnership's Portfolio Companies. Finally, through its involvement in the Partnership, AYP Capital will have the opportunity to gain experience and participate in new emerging markets and business sectors relevant to its industry.

            The term of the Partnership shall be for ten years from the date of the Agreement, subject to extension for up to two years upon agreement of the General Partner and the Limited Partner. (Agreement, Section 6.1). The
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Agreement provides that, not later than the date of becoming a Limited Partner of the Partnership, the Limited Partner shall contribute to the capital of the Partnership cash in the amount of 10% of its capital commitment of $15 million. Thereafter, the balance of the Limited Partner's capital commitment of $13.5 million shall be due and payable in cash installments as received by the General Partner, subject to the following limitations: (i) each subsequent installment shall not exceed $1.5 million; (ii) the General Partner shall not call for the payment of any installment if the total amount of money called by the General Partner but not yet invested equals or exceeds $1 million unless such payment is necessary to meet anticipated Partnership expenses and to fund a particular Partnership investment and (iii) the General Partner shall not call in excess of $5 million prior to the first anniversary of the Agreement, in excess of $8 million prior to the second anniversary of the Agreement, in excess of $11 million prior to the third anniversary of the Agreement or in excess of $14 million prior to the fourth anniversary of the Agreement. (Agreement, Section 3.1(a)). At any time after the sixth anniversary of the Agreement, the Limited Partner may terminate its obligation to make any unpaid contributions to the Partnership.

            Subject to certain limitations set forth in the Agreement, the management, operation, and implementation of policy of the Partnership will be vested exclusively in the General Partner. (Agreement, Section 2.1). Among other powers, the General Partner shall have discretion to invest the Partnership's funds in accordance with investment guidelines set forth in the Investment Charter (Appendix B to the Agreement). The investment guidelines set forth criteria on approved types of technologies, products and services, size of investment, and portfolio diversification. In addition, the investment guidelines require consideration of nonfinancial public policy criteria, including assessments of the likelihood of reducing costs and increasing efficiencies to customers of products incorporating selected technologies, and of enabling electric utilities to remain competitive in existing markets. In certain respects, actions that may be taken by the General Partner will require the consent of AYP Capital, as Limited Partner. After execution of the Agreement, no term or provision may be waived, modified or amended, unless AYP Capital has given its prior consent, nor shall any investment be made in any new technology that AYP Capital does not consider related to its core business.

            As a limited partner of the Partnership, AYP Capital will not acquire any "voting securities," as that term is defined in Section 2(a)(17) of the Act. Thus, the Partnership will not be an "affiliate" or "subsidiary company" of AYP Capital within the meaning of the Act. Specifically, AYP Capital will not be entitled to take part in the control, management or investment decisions of the Partnership or, through the Partnership, the control or management of any company in which the Partnership may invest. As a limited partner, AYP Capital will only be entitled to receive notices and other information from the General Partner, to inspect the Partnership's books and records, to attend meetings and discussions with potential Portfolio Companies and to vote on a limited number of actions that could fundamentally change the structure and purposes of the Partnership and its relationship with the General Partner. In addition, as a Limited Partner of the Partnership, AYP Capital will have no independent right to vote on whether to invest in a particular Portfolio Company or to remove the General Partner, except for cause or a substantial change in the management of AIC.

            Among other limitations on investment activities, the General Partner may not cause or permit the Partnership to invest more than 10% of the Partnership's total capital commitment in any single Portfolio Company, with a target of 5% or less in a single company. The General Partner may also not cause or permit the Partnership to invest more than 5% of the Partnership's total capital commitment in securities of Portfolio Companies that, at the time the securities are acquired, are readily tradeable on established securities markets; or invest in hostile takeover transactions or in highly leveraged buy-outs. (Agreement, Section 2.1(c)). In addition, certain limitations on the investment authority of the General Partner would apply following a "substantial change in management" of the General Partner. (Agreement, Sections 2.1(b) and 6.3(b)(iii)).

            Under the terms of the Agreement, in consideration of its services to the Partnership, the General Partner will be paid an annual management fee up to 3.5% of the total committed capital, as well as a 20% share of net gains and income on investments. (Agreement, Sections 2.3 and 3.3). In addition, the General Partner shall be entitled to reimbursement for all reasonable expenses incurred in the organization of the Partnership not covered in the management fee. (Agreement, Section 2.3.)

            The Limited Partner has no authority to remove the General Partner. However, the General Partner shall be deemed removed following the occurrence of certain specified events, including a final determination by a court of competent jurisdiction that the General Partner is guilty of any gross negligence, willful malfeasance, fraud, material breach of its fiduciary duty to the Partnership or the Limited Partner or bad faith, or any "substantial change in the management" of the General Partner. (Agreement, Section 6.3(b)). Following any resignation or removal of the General Partner, the Limited Partner may continue the Partnership by selecting a substitute General Partner. (Agreement, Sections 5.1(b) and 6.3).

            All Partnership income and losses (including income and losses deemed to have been realized when securities are distributed in kind) will generally be allocated 80% to the Limited Partner and 20% to the General Partner (Agreement, Section 3.3). Distributions in kind of the securities of Portfolio Companies that are listed on or otherwise traded in a recognized over-the-counter or unlisted securities market may be made at the option of the General Partner. (Agreement, Section 3.5). Unless AYP Capital obtains approval from the Commission to retain such Portfolio Company securities, AYP Capital undertakes that it will in good faith attempt to sell such Portfolio Company securities upon its receipt of the same, and in any event will sell such Portfolio Company securities within one year from the date of its receipt thereof.

            AYP Capital will file on an annual basis within 180 days of the end of each calendar year a report pursuant to Rule 24 of the Commission's Rules and Regulations which describes the nature of each of the Partnership's investments, the cost thereof and the valuation thereof as established pursuant to Section 7.2 of the Agreement. Such report will also detail the receipt of the disposition by AYP Capital of any Portfolio Company securities during the period covered by such report.

            Except as described herein, no associate company or affiliate of the Applicants or any affiliate of any such associate company has any material interest, directly or indirectly, in the proposed transactions.

            The application and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their
views in writing by               , 1995, to the Secretary, Securities and
Exchange Commission, Washington, DC 20549, and serve a copy on the Applicant at the address specified above. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the application, as filed or as it may be amended, may be granted.

            For the Commission, by the Division of Investment Management, pursuant to delegated authority.